EXHIBIT 5.2 and 8


                                  November 30, 2001




Northwest Energy Corporation
One Pacific Square
220 N.W. Second Avenue
Portland, Oregon  97209


Ladies and Gentlemen:

     We are acting as counsel to Northwest Natural Gas Company, an Oregon corporation ("Northwest Natural"), Northwest Energy Corporation, an Oregon corporation and a wholly-owned subsidiary of Northwest Natural (the "Company"), and Northwest Energy Sub Corp., an Oregon corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), in connection with the proposed merger of Merger Sub into Northwest Natural (the "Reorganization"). The Reorganization is to be effected pursuant to the Agreement and Plan of Merger and Reorganization, dated October 5, 2001 (the "Plan of Reorganization"), among Northwest Natural, the Company and Merger Sub. Under the terms of the Plan of Reorganization, all of the outstanding shares of common stock of Northwest Natural will be converted on a share-for-share basis into shares of Company common stock, and, as a result, Northwest Natural will become a subsidiary of the Company.

     This opinion is being rendered in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission ("SEC") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of shares of Company common stock to be issued and delivered in the Reorganization.

     For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan of Reorganization; (ii) the Registration Statement; (iii) the Articles of Incorporation and Bylaws of the Company, Northwest Natural and Merger Sub as in effect on the date hereof and, in the case of Northwest Natural and the Company, as to be amended immediately prior to the consummation of the Reorganization;
(iv) resolutions adopted by the Board of Directors of Northwest Natural relating to the Reorganization; (v) resolutions adopted by the Board of Directors of the Company relating to the Reorganization and the issuance and delivery of shares of Company common stock in connection therewith; (vi) resolutions adopted by the

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November 30, 2001
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Board of Directors of Merger Sub and by the Company as the sole shareholder of
Merger Sub relating to the Reorganization; and (vii) such other documents, certificates or other records as we have deemed necessary or appropriate.

     Based upon the foregoing, and subject to the qualifications hereinafter expressed, it is our opinion that:

     1. Each of Northwest Natural, the Company and Merger Sub is a corporation duly incorporated and validly existing under the laws of the State of Oregon.

2. Each of the Board of Directors of Northwest Natural, the Board of Directors of Merger Sub, and the Company as the sole shareholder of Merger Sub, has taken such action as may be necessary to authorize the consummation of the Reorganization.

3. The Board of Directors of the Company has taken such action as may be necessary to authorize the consummation of the Reorganization and the issuance and delivery of the Company's common stock in connection therewith.

4. The shares of Company common stock registered by the Registration Statement will be legally issued, fully paid and non-assessable and the Rights (as hereinafter defined) appurtenant thereto will be validly issued when (i) the Registration Statement shall have become effective;
         (ii) the issuance of the Company common stock shall have been authorized by the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission shall have issued an order establishing compliance with applicable statutory provisions with respect to such issuance; (iii) the requisite approval for the consummation of the Reorganization shall have been obtained from the holders of Northwest Natural common stock; (iv) the Rights appurtenant to the Company common stock (the "Rights") shall have been issued in accordance with the terms of the Rights Agreement, dated as of February 27, 1996, as amended, between Northwest Natural and Boatmen's Trust Company (Mellon Investor Services LLC, successor) (the "Rights Agreement"), and the Board of Directors of the Company has taken all corporate action necessary to authorize the assumption, upon the consummation of the Reorganization, by the Company of the obligations of Northwest Natural under the Rights Agreement, as provided in the Plan of Reorganization, so that the Rights issued thereunder will thereafter represent Rights to acquire Company common stock; and (v) the reorganization shall have been consummated in accordance with the terms of the Plan of Reorganization and the laws of the State of Oregon.

     We are further of the opinion that the statements contained in the Proxy Statement/Prospectus, included in the Registration Statement, under the caption "U.S. Federal Income Tax Consequences," describing certain Federal income tax

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November 30, 2001
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consequences of the Reorganization to holders of Northwest Natural common stock, as qualified therein, constitutes an accurate description, in general terms, of the indicated United States Federal income tax consequences of the Reorganization.

     We are members of the Bar of the State of New York and do not hold ourselves out as experts on the laws of the States of Oregon and Washington. We have relied as to all matters governed by the laws of such States on the opinion of Mark S. Dodson, Esq., President, Chief Operating Officer and General Counsel for Northwest Natural, which is to be filed as an exhibit to the Registration Statement.

     We consent to the use of this opinion as Exhibit 5.2 and 8 to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated by the SEC thereunder.


                                         Very truly yours,

                                         /s/ THELEN REID & PRIEST LLP

                                         THELEN REID & PRIEST LLP